Exhibit 4(a)


                        AMDAHL CORPORATION

                   EMPLOYEE STOCK PURCHASE PLAN

(Restated Effective July 29, 1995 and Amended February 8, 1996)



I.   PURPOSE OF THE PLAN

     This Restated Employee Stock Purchase Plan (the "Plan") is intended to promote the interests of Amdahl Corporation by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

     Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.  ADMINISTRATION OF THE PLAN

     The Compensation Committee of the Board in its capacity as Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for proper administration of the Plan as it may deem necessary or appropriate. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III. STOCK SUBJECT TO PLAN

     A. The stock purchasable under the Plan shall be shares of the Company's authorized but unissued or reacquired common stock, par value of $.05 per share, including shares of common stock purchased on the open market. As of March 4, 1996, the maximum number of shares of common stock which may be issued over the remaining term of the Plan shall not exceed 6,634,594 shares*.

___________________

* Adjusted to reflect the 5,000,000 share increase adopted by the Board on February 8, 1996, and approved by the stockholders at the 1996 Annual Meeting.

B. Should any change be made to the common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV.  OFFERING PERIODS

     A. Shares of common stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of common stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

     B. Each offering period under the Plan shall be of such duration (not to exceed twenty-four (24) months) as determined by the Plan Administrator prior to the start date. The initial offering period pursuant to this restatement shall commence on the Effective Date and terminate on October 27, 1995; the next offering period shall commence on October 28, 1995; and subsequent offering periods shall commence as designated by the Plan Administrator.

     C. Each offering period shall be comprised of one or more Purchase Periods, each of a duration (not less than three (3) months) determined by the Plan Administrator prior to the start date of that offering period. Until otherwise designated by the Plan Administrator, Purchase Periods shall start on the Saturday following the last Friday of January, April, July and October each year and shall end on the last Friday of April, July, October and January, respectively. The first Purchase Period pursuant to this restatement shall begin on the Effective Date and terminate on October 27, 1995.

     D. Should the Plan Administrator implement an offering period which includes two or more Purchase Periods, then the following special provision shall be in effect for that offering period:

          In the event the Fair Market Value per share of common stock on any Purchase Date within that offering period is less than the Fair Market Value per share of common stock on the start date of that offering period, then that offering period shall automatically terminate immediately with the purchase of shares of common stock on such Purchase Date, and a new offering period shall commence on the next business day following such Purchase Date. The duration of that new offering period shall be established by the Plan Administrator within five (5) business days following the start date.

     E. Under no circumstances shall any offering period commence under the Plan, nor shall any shares of common stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Corporation's stockholders and (ii) the Corporation shall have complied with all applicable requirements of the Securities Act, all applicable listing requirements of the securities exchange on which shares of the common stock are listed for trading and all other applicable statutory and regulatory requirements.

V.   ELIGIBILITY

     A. Each Eligible Employee shall be eligible to enter an offering period under the Plan on the start date of any Purchase Period (within that offering period) which begins on or after his or her completion of any minimum service period established by the Plan Administrator as a condition to participation in that offering period, provided he or she remains an Eligible Employee on such start date. The date such individual enters the offering period shall be designated his or her Entry Date for purposes of that offering period.

     B. To participate in the Plan for a particular offering period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a Participation
Form) and file such forms with the Plan Administrator (or its designate) at least two weeks prior to his or her scheduled Entry Date. However, each individual who is a Participant in an offering period on the date such offering period terminates pursuant to Section IV.D shall automatically be enrolled in the new offering period which commences immediately after such termination date, provided the Participant is an Eligible Employee on the start date of that new offering period. Such start date shall be the Participant's Entry Date for the new offering period.

VI.  PAYROLL DEDUCTIONS

     A. The payroll deduction authorized by the Participant for purposes of acquiring shares of common stock under the Plan may be any multiple of one percent (1%) of the Participant's Eligible Earnings during each Purchase Period within that offering period, up to the maximum percentage established by the Plan Administrator prior to the start of such offering period, but in no event more than ten percent (10%). The deduction rate so authorized shall continue in effect for the remainder of the offering period, except to the extent such rate is changed in accordance with the following guidelines:

          (i) The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The
     Participant may not, however, effect more than one (1) such reduction per Purchase Period.

           (ii) The Participant may, at least two weeks prior to the commencement of any new Purchase Period within the offering period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed the prescribed maximum for that offering period) shall become effective as of the start date of the Purchase Period following the filing of such form.

     B. Payroll deductions shall begin on the first pay day following the Participant's Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

     C. Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

     D. The Participant's acquisition of common stock under the Plan on any Purchase Date shall neither limit, except to the extent limited pursuant to Section VIII, nor require the Participant's acquisition of common stock on any subsequent Purchase Date, whether within the same or a different offering period.

VII. PURCHASE RIGHTS

     A. GRANT OF PURCHASE RIGHT. A Participant shall be granted a separate purchase right for each offering period in which he or she participates. The purchase right shall be granted on the Participant's Entry Date into the offering period and shall provide the Participant with the right to purchase shares of common stock, upon the terms and conditions set forth below, in one or more installments over the remainder of such offering period. The Participant shall execute a Participation Form embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

     Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code
Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

     B. EXERCISE OF THE PURCHASE RIGHT. Each purchase right shall be automatically exercised in one or more installments on each Purchase Date within the offering period, and shares of common stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions below) on each such Purchase Date. The purchase shall be effected by applying the Participant's payroll deductions for the Purchase Period ending on such Purchase Date (together with any carryover deductions from the preceding Purchase Period) to the purchase of whole shares of common stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for the Participant for that Purchase Date.

     C. PURCHASE PRICE. The purchase price per share at which common stock will be purchased on the Participant's behalf on each Purchase Date within the offering period shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of common stock on the Participant's Entry Date into that offering period or (ii) the Fair Market Value per share of common stock on that Purchase Date. However, for each Participant whose Entry Date is other than the start date of the offering period, the clause (i) amount shall in no event be less than the Fair Market Value per share of common stock on the start date of that offering period.

     D. NUMBER OF PURCHASABLE SHARES. The number of shares of common stock purchasable by a Participant on each Purchase Date during the offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Period ending with that Purchase Date (together with any carryover deductions from the preceding Purchase Period) by the purchase price in effect for the Participant for that Purchase Date. However, the number of shares of common stock purchasable per Participant on any one Purchase Date shall not exceed the limit set forth in Section VIII or the maximum number designated by the Plan Administrator for that Purchase Date prior to the start date of the offering period in which such Purchase Date occurs, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization. Until otherwise designated by the Plan Administrator, the maximum number of shares of common stock purchasable per Participant on any one Purchase Date shall be limited to one thousand (1,000) shares.

     E. EXCESS PAYROLL DEDUCTIONS. Any payroll deductions not applied to the purchase of shares of common stock on any Purchase Date because they are not sufficient to purchase a whole share of common stock shall be held for the purchase of common stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of common stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be refunded.

     F. TERMINATION OF PURCHASE RIGHT. The following provisions shall govern the termination of outstanding purchase rights:

           (i) A Participant may, at any time at least two weeks prior to the commencement of any new Purchas e Date in the offering period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the Purchase Period termination occurs shall, at the Participant's election, be refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

          (ii) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the offering period for which the terminated purchase right was granted. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan by filing a Participation Form at least two weeks prior to the commencement of any new Purchase Period within that offering period.

          (iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant's payroll deductions for the Purchase Period in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the election, exercisable until two weeks prior to the last business day of the Purchase Period in which such leave commences, to (a) withdraw all the funds in the Participant's payroll account at the time of the commencement of such leave or (b) have such funds held for the purchase of shares at the end of such Purchase Period. In no event, however, shall any further payroll deductions be added to the Participant's account during such unpaid leave. Upon the Participant's return to active service, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began.

     G. CORPORATE TRANSACTION. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the Purchase Period in which such Corporate Transaction occurs to the purchase of whole shares of common stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of common stock on the Participant's Entry Date into the offering period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of common stock immediately prior to the effective date of such Corporate Transaction. However, the applicable limitation on the number of shares purchasable per Participant shall continue to apply to any such purchase, and the clause (i) amount above shall not, for any Participant whose Entry Date for the offering period is other than the start date of that offering period, be less than the Fair Market Value per share of common stock on such start date.

     The Corporation shall use its best efforts to provide at least ten (10)-days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction.

     H. PRORATION OF PURCHASE RIGHTS. Should the total number of shares of common stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the common stock pro-rated to such individual, shall be refunded.

     I. ASSIGNABILITY. During the Participant's lifetime, the purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

     J. STOCKHOLDER RIGHTS. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

     A Participant shall be entitled to receive, as soon as practicable after each Purchase Date, a stock certificate for the number of shares purchased on the Participant's behalf. Such certificate may, upon the Participant's request, be issued in the names of the Participant and his or her spouse as community property or as joint tenants with right of survivorship. Alternatively, the Participant may request the issuance of such certificate in "street name" for immediate deposit in a designated brokerage account.

VIII.     ACCRUAL LIMITATIONS

     A. No Participant shall be entitled to accrue rights to acquire common stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase common stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

     B. For purposes of applying such accrual limitations, the following provisions shall be in effect:

          (i) The right to acquire common stock under each outstanding purchase right shall accrue in one or more installments on each successive Purchase Date during the offering period on which such right remains outstanding; and

            (ii) No right to acquire common stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire common stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of common stock, determined on the basis of the Fair Market Value of such stock on the date or dates of grant (Entry Date), for each calendar year such rights were at any time outstanding.

     C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Period, then the payroll deductions which the Participant made during that Purchase Period with respect to such purchase right shall be refunded.

     D. In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this
Article VIII shall be controlling.

IX.  EFFECTIVE DATE AND TERM OF THE PLAN

     A. The Plan became effective on June 28, 1980. At the 1984, 1986, 1992 and 1996 Annual Meetings, the Corporation's stockholders approved 1,000,000, 500,000, 5,000,000 and 5,000,000 share increases, respectively, in the number of shares of common stock authorized for issuance over the term of the Plan.

     B. On January 26, 1995, the Board approved this restatement of the Plan, to become effective on July 29, 1995.
This restatement was approved by the Corporation's stockholders at the 1995 Annual Meeting. This restatement provides the Plan
Administrator with more flexibility in structuring the offering periods and purchase intervals in effect under the Plan and in establishing the rights and limitations governing plan participation.

     C. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (ii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.

X.   AMENDMENT OF THE PLAN

     The Board may alter, amend, suspend or discontinue the Plan at any time to become effective immediately following the close of any Purchase Period. However, the Board may not, without the approval of the Corporation's stockholders, (i) materially increase the number of shares of common stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments in the event of certain changes in the Corporation's capitalization,
(ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of common stock purchasable under the Plan, or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

XI.  GENERAL PROVISIONS

     A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

     B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

     C. The provisions of the Plan shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

XII. DISPOSITION OF SHARES

     A. The Plan Administrator may, in its absolute discretion, impose, as a condition to the issuance of the shares of common stock purchased under the Plan, the requirement that each Participant provide the Corporation with prompt notice of any transfer or other disposition of those shares which is effected within two (2) years after Participant's Entry Date into the offering period in which the shares were purchased or within one year after the Purchase Date on which those shares were in fact purchased. The Plan Administrator may further require the certificate evidencing such shares to be endorsed with a legend indicating the existence of such notice requirement and impose appropriate stop transfer orders with respect to such certificate in the absence of such notice.

     B. The Corporation shall not record on its books of record any transfer or other disposition of the shares of common stock issued under the Plan which is not effected in compliance with the foregoing notice requirement. Moreover, the Corporation may impose, as a condition to the recordation of such transfer or disposition, the requirement that the Participant satisfy all federal, state and local income and employment tax withholding obligations applicable to such transfer or disposition.

                            Schedule A

           Corporations Eligible to Participate in the
                   Employee Stock Purchase Plan
                     As of the Amendment Date


                       Amdahl Corporation

               Amdahl Federal Service Corporation

                 Amdahl Australia Pty., Limited

           Amdahl Computersysteme Gesellschaft m.b.H.

                      Amdahl Belgium S.A.

                     Amdahl Ireland Limited

                     Amdahl Canada Limited

              Amdahl Danmark Computer Systems A/S

                       Amdahl France S.A.

                    Amdahl Deutschland GmbH

       Amdahl International Corporation, Hong Kong Branch

                      Amdahl Italia S.p.A.

                     Amdahl Nederland B.V.

      Amdahl International Corporation, New Zealand Branch

                        Amdahl Norge A/S

     Amdahl International Corporation, sucursal em Portugal

       Amdahl International Corporation, Singapore Branch

          Amdahl Computer Systems, Sucursal en Espana

    Amdahl International Corporation U.S.A., filial, Sverige

                      Amdahl (Schweiz) AG

     Amdahl Pacific Basin Operations, Inc. Thailand Branch

                      Amdahl (U.K.) Limited

               Amdahl (U.K.) Limited, Irish Branch

                   Amdahl (South Africa) Pty. Ltd.

                         C.E. Services, Inc.

                    C E Services (Europe) Limited

                         DMR Group Inc.

                         DMR Group, Inc.

                          DMR AMS Inc.

                  DMR Group Australia Pty. Ltd.

                   DMR Group (Belgium) S.A.N.V.

                       DMR Group Limited

                  DMR Group New Zealand Limited

                        Groupe DMR S.A.

                 Qadrant International Pty. Ltd.

                   RailTek Australia Pty. Ltd.

                     The IT Macroscope Inc.

                      2638-6193 Quebec Inc.

                             APPENDIX


     The following definitions shall be in effect under the Plan:

     A.   BOARD shall mean the Corporation's Board of Directors.

     B. CODE shall mean the Internal Revenue Code of 1986, as amended.

     C. CORPORATE AFFILIATE shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

     D. CORPORATE TRANSACTION shall mean either of the following stockholder approved transactions to which the Corporation is a party:

          (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

          (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

     E. CORPORATION shall mean Amdahl Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Amdahl Corporation, which shall by appropriate action adopt the Plan.

     F.   EFFECTIVE DATE shall mean July 29, 1995.  Any Corporate
Affiliate which becomes a Participating Corporation after such Effective Date shall designate a subsequent Effective Date with respect to its employee-Participants.

     G. ELIGIBLE EARNINGS shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual's period of participation in the Plan, plus (i) any commissions paid to the Participant which serve as base salary equivalents and (ii) any pre-tax contributions made by the Participant to any Code section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. Prior to the start date of any offering period, the Plan Administrator may determine that the Eligible Earnings for that offering period shall also include each of the following items of compensation: all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments paid to a Participant by one or more Participating Companies. In no event, however, shall any contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant's behalf by the Corporation or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established be included as Eligible Earnings.

     H. ELIGIBLE EMPLOYEE shall mean any person who is engaged, on a regularly-scheduled basis of more than twenty (20) hours per week for more than five (5) months per calendar year, in the rendition of personal services to any Participating Corporation as an employee for earnings considered wages under Code Section 3401(a).

     I. ENTRY DATE shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan. The earliest Entry Date under the Plan shall be the Effective Date.

     J. FAIR MARKET VALUE per share of common stock on any relevant date shall be the mean between the highest and lowest quoted trading prices per share on such date on the principal exchange on which the common stock is then listed or admitted to trading, as such prices are officially quoted by the composite tape of transactions on the exchange. If there are no reported sales for such date, then the mean of the highest and lowest quoted trading prices for the last previous date for which such quotations exist will determine the Fair Market Value.

     K. PARTICIPANT shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

     L. PARTICIPATING CORPORATION shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Plan Administrator to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan as of the Effective Date are listed in attached Schedule A.

     M.   PLAN shall mean the Corporation's Restated Employee
Stock Purchase Plan, as set forth in this document.

     N.   PLAN ADMINISTRATOR shall mean the Compensation
Committee of the Board in its capacity as the administrator of the Plan.

     O. PURCHASE DATE shall mean the last business day of each Purchase Period. The initial Purchase Date shall be October 27,
1995.

     P. PURCHASE PERIOD shall mean each successive period within the offering period at the end of which there shall be purchased shares of common stock on behalf of each Participant.

     Q. SECURITIES ACT shall mean the Securities Act of 1933, as amended.